UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 25, 2007
(Date of earliest event reported)

STEVEN MADDEN, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

          As previously disclosed, on June 25, 2007, Steven Madden, Ltd. (the “Company”) made a loan to Steven Madden, its Creative and Design Chief and a principal stockholder of the Company, in the amount of $3,000,000, in order for Mr. Madden to exercise options that were due to expire and hold the underlying common stock of the Company. Mr. Madden executed a Secured Promissory Note (the “Note”) in favor of the Company that bears interest at an annual rate of 8% and originally was due on the earlier of the date that Mr. Madden ceased to be employed by the Company and December 31, 2007; as described below, the Note has been amended and restated. Further, pursuant to the Note, Mr. Madden pledged, assigned and granted a first priority security interest in 510,000 of his shares of common stock of the Company as security for the performance of his obligations under the Note.

          An Amended and Restated Secured Promissory Note (the “Amended and Restated Note”), dated December 19, 2007, extends the due date to the earlier of the date that Mr. Madden ceases to be employed by the Company and March 31, 2009.

          The foregoing description of the Note and the Amended and Restated Note does not purport to be complete and is qualified in its entirety by reference to the full text of (1) the Note filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended September 30, 2007 and (2) the Amended and Restated Note filed as Exhibit 10.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Amended and Restated Secured Promissory Note, dated December 19, 2007, by Steven Madden in favor of Steven Madden, Ltd.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2008

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld

Edward R. Rosenfeld
Interim Chief Executive Officer